Exhibit 99.1



                        MARATHON OIL CORPORATION REPORTS
                           FIRST QUARTER 2003 RESULTS

        HOUSTON, April 24 - Marathon Oil Corporation (NYSE: MRO) today reported first quarter 2003 net income of $307 million, or $0.99 per diluted share. Net income in the first quarter 2002 was $67 million, or $0.22 per diluted share. For the first quarter of 2002, net income adjusted for special items was $27 million, or $0.09 per diluted share.



                               Earnings Highlights
               (Dollars in millions except per diluted share data)


                                                                                             Quarter ended March 31
                                                                                              2003             2002
---------------------------------------------------------------------------------------------------------------------
Net income adjusted for special items*                                                         $307              $27
Adjustments for special items (After tax):
    Cumulative effect of changes in accounting principles                                       ---               13
    Inventory market valuation reserve adjustment                                               ---               27
Net income                                                                                     $307              $67
Net income - per diluted share                                                                $0.99            $0.22
Net income adjusted for special items* - per diluted share                                    $0.99            $0.09
Revenues and other income                                                                   $10,170           $6,464

* See page 5 for a discussion of net income adjusted for special items.


First Quarter 2003 Key Events

Strengthening core areas:
  - Progressing Equatorial Guinea expansion projects on schedule and on budget
  - Encouraging exploration results in Norway and Angola
Strengthening Marathon Ashland Petroleum LLC (MAP) assets:
  - Increased fluid catalytic cracking unit capacity at the Garyville, Louisiana, and Texas City, Texas, refineries
  - Purchased additional interest in Centennial Pipeline
  - Completed Pilot Travel Centers LLC acquisition of Williams travel centers Maintaining financial discipline and flexibility through asset rationalization program:
  - Increased 2003 proposed non-core asset sales from $400 million to more than $700 million
  - Announced sale of Speedway SuperAmerica LLC (SSA)assets in Southeastern U.S.


     "Marathon's first quarter results were significantly better than those reported in the same period last year primarily due to higher natural gas and crude oil prices, as well as improved refining crack spreads and widening sweet/sour crude oil price differentials," said Marathon President and CEO Clarence P. Cazalot, Jr. "Once again, being a fully integrated company helped deliver increased shareholder value as our solid upstream performance helped offset the impact of significant refinery maintenance activities and high natural gas costs in the downstream segment.
     "During the quarter we continued to execute our established strategies, which are focused on increasing shareholder value. We improved our exploration performance and core area growth with an announced discovery at our first company-operated exploration well in Norway, and with continued encouraging results in deepwater Angola. We continue to advance our integrated gas strategy through several key projects including our Equatorial Guinea expansion projects and the proposed Tijuana Regional Energy Center. In addition, we have maintained MAP as best-in-class with strategic acquisitions and divestitures and through refinery and infrastructure enhancements.
     "We are undertaking these efforts while maintaining financial discipline allowing us to lower our cash adjusted debt-to-capital ratio from 44.5 percent at year-end to just over 42 percent currently. Our asset rationalization program will enable us to maintain financial flexibility to fund profitable value growth through investment in our core businesses and to take advantage of select opportunities such as the recently announced agreement to acquire Khanty Mansiysk Oil Corporation."

Exploration and Production
         In the exploration and production (upstream) sector, Marathon's first quarter oil and gas production averaged 414,000 barrels of oil equivalent per day (boepd).
         In Equatorial Guinea, Marathon's expansion projects are continuing on schedule and on budget. Phase 2A will expand gas cycling and condensate recovery capacity and this phase is 85-percent complete with expected start-up in the fourth quarter of 2003. Phase 2B, which will expand onshore liquefied petroleum gas (LPG) capacity six-fold, is 22-percent complete with an expected start-up during the fourth quarter 2004. Upon completion of phases 2A and 2B, Marathon's net production is expected to increase from 22,000 boepd to approximately 50,000 boepd.
         During the first quarter, Marathon drilled the first well of its 2003 Norwegian continental shelf exploration program on the Kneler prospect and recently announced its success. Located in the Marathon-operated production license (PL)203 in 390 feet of water, the Kneler exploration well encountered high quality crude oil in a gross oil column of 155 feet with 115 net feet of pay. The next exploration well is now drilling nearby on the Boa prospect in the Marathon-operated PL088BS, with up to two additional wells in the area to follow this year. Marathon has a 65-percent working interest in both of these production licenses.
         Offshore Angola, Marathon and its partners previously reported encouraging results from the Gindungo exploration well on Block 32, where Marathon holds a 30-percent working interest. Subsequent testing has been completed and the results will be announced as soon as all necessary approvals have been acquired. The company expects to drill another well on Block 32 by year-end. On the adjacent Block 31, a well at the Saturno prospect has reached total depth and is being tested. Saturno is located near the Plutao oil discovery announced last year. One additional exploration well will be drilled in 2003 on Block 31, in which Marathon holds a 10-percent interest.

Refining, Marketing and Transportation
         In the refining, marketing and transportation (downstream) segment, MAP expanded the fluid catalytic cracking unit capacity at the Garyville and Texas City refineries, during planned turnarounds, by a combined total of about 15,000 barrels per day, which will result in higher production of motor fuels heading into the heavy U.S. driving season.
         During the quarter, MAP increased its ownership in Centennial Pipeline LLC from 33 percent to 50 percent for $20 million. Centennial is a 797-mile pipeline with the capacity to transport approximately 210,000 barrels of refined petroleum products per day from the Gulf Coast to the Midwest. Shippers on the Centennial Pipeline can deliver products from origination points along the U.S. Gulf Coast to Midwest markets served by the Marathon Ashland Pipe Line and the TEPPCO systems. Marathon Ashland Pipe Line LLC, a wholly owned subsidiary of MAP, is operator of Centennial Pipeline.
         In February, Pilot Travel Centers LLC completed its acquisition of 60 Williams travel centers. Pilot Travel Centers is a joint venture, 50-percent owned by MAP and 50-percent owned by Pilot Corporation. Pilot Travel Centers operates the largest travel center network in the United States with approximately 270 locations.
         Cardinal Products Pipeline, which began construction last year, is still on target to become operational by mid-2003 despite weather delays. The 149-mile refined product pipeline from Kenova, West Virginia, to Columbus, Ohio, will provide a stable, cost-effective supply of gasoline, diesel fuel and jet fuel to the central Ohio market.

Corporate Matters
         As part of Marathon's commitment to maintain financial discipline and high grade its asset portfolio, the company announced an asset rationalization program in February to divest of certain upstream and downstream assets determined to be non-core to Marathon's strategy. Two actions were announced during the first quarter as part of this program. The first is an agreement to sell 193 SSA retail outlets in the Southeastern United States to Sunoco Inc.
for $140 million plus store inventory. The sale has received Federal Trade Commission clearance and is expected to close during the second quarter of 2003. This is a continuation of MAP's strategy to focus its company-operated business in the Midwest where the company can leverage its critical mass of locations and capitalize on its pipeline and distribution networks. The second is Marathon's announced intent to solicit offers for the company's interests in Western Canada.

         Marathon currently estimates the 2003 sales of these and other upstream and downstream assets are likely to exceed $700 million, significantly higher than the original estimate of $400 million. Proceeds will be used to strengthen the balance sheet and to invest in business opportunities consistent with Marathon's strategy to create superior long term value growth.


Segment Results
         Total segment income was $613 million in first quarter 2003, compared with $139 million in first quarter 2002.


Exploration and Production
         Upstream segment income totaled $535 million in first quarter 2003, compared to $167 million in first quarter 2002. The increase was a result of higher natural gas and liquid hydrocarbon prices partially offset by derivative losses in the quarter of $53 million and lower liquid hydrocarbon volumes.
         United States upstream income was $355 million in first quarter 2003, compared to $89 million in first quarter 2002. The increase was primarily due to higher natural gas and liquid hydrocarbon prices. This increase was partially offset by derivative losses in the quarter of $46 million and lower liquid hydrocarbon volumes.
         International upstream income was $180 million in first quarter 2003, compared to $78 million in first quarter 2002. The increase was primarily a result of higher liquid hydrocarbon and natural gas prices partially offset by derivative activity.
         Marathon continues to estimate its 2003 production will average approximately 390,000 to 395,000 boepd, excluding the effects of any acquisitions or dispositions.

Refining, Marketing and Transportation
         Downstream segment income was $67 million in first quarter 2003, versus segment loss of $51 million in first quarter 2002, due to improved crack spreads and widening sweet/sour crude differentials. These improvements were partially offset by lower production at MAP's refineries resulting from planned and unplanned maintenance, which was completed in the first quarter of 2003. In addition, the improved sweet/sour crude differentials were largely offset by the steep backwardation in the crude oil markets, a situation which occurs when market prices are expected to be lower in future months than today. Finally, manufacturing costs were up substantially due to higher natural gas costs and increased planned and unplanned maintenance activities at MAP refineries.

Other Energy Related Businesses
         Other energy related businesses segment income was $11 million in first quarter 2003 compared with $23 million in first quarter 2002. The decrease in 2003 was primarily the result of marked-to-market valuation changes in derivatives used to support natural gas purchase and resale activity and other derivative losses. This decrease was partially offset by increased earnings from Marathon's equity investment in the Equatorial Guinea methanol plant.

                                      -xxx-
         In addition to net income determined in accordance with generally accepted accounting principles (GAAP), Marathon has provided supplementally "net income adjusted for special items", a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are difficult to predict or to measure in advance and are not directly related to Marathon's ongoing operations. A reconciliation between GAAP net income and "net income adjusted for special items" is provided in a table on page 1. "Net income adjusted for special items" should not be considered a substitute for net income as reported in accordance with GAAP. Generally, items excluded from "net income adjusted for special items" are not allocated to Marathon's segment income.
         Management, as well as certain investors, uses "net income adjusted for special items" to evaluate Marathon's financial performance. Management also uses "net income adjusted for special items" to compare Marathon's performance to certain competitors. Examples of "special items" are the effects of changes in accounting principles, temporary inventory valuation effects or effects related to programs to redeploy assets or to restructure operations, workforce or capitalization.

         This release contains forward-looking statements with respect to a proposed merger and the time of closing the transaction, the timing and levels of the company's worldwide liquid hydrocarbon and natural gas and condensate production and sales, future exploration and drilling activity, additional reserves, the estimated commencement date of pipeline facilities and pipeline deliveries, asset dispositions, and investment in other business opportunities. Some factors that could affect the proposed merger and time of closing include shareholder approval of the merger, a matching offer by the 45 percent shareholder for the common stock, and satisfaction of other closing conditions. Some factors that could potentially affect worldwide liquid hydrocarbon and natural gas and condensate production and sales, and the exploration and drilling activities include acts of war or terrorist acts and the governmental or military response thereto, pricing, supply and demand for petroleum products, amount of capital available for exploration and development, occurrence of acquisitions/dispositions of oil and gas properties, regulatory constraints, timing of commencing production from new wells, drilling rig availability and other geological, operating and economic considerations. The forward-looking information related to reserve additions is based on certain assumptions, including, among others, presently known physical data concerning size and character of reservoirs, economic recoverability, technology development, future drilling success, production experience, industry economic conditions, levels of cash flow from operations and operating conditions. Factors that could impact the estimated commencement date of pipeline facilities and pipeline deliveries include completion of construction and unforeseen hazards such as weather conditions. The forward-looking information concerning asset dispositions is based upon certain assumptions including the identification of buyers and the negotiation of acceptable prices and other terms, customary closing conditions and any applicable regulatory approval.
The forward-looking information with respect to investment in other business opportunities is based on certain assumptions including (among others) property dispositions, prices, worldwide supply and demand of petroleum products, regulatory impacts and constraints, levels of company cash flow and economic considerations. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements.
In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2002 and subsequent forms 8-K, cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

         The company will conduct a conference call on first-quarter results on April 24, 2003, at 2 p.m. EDT. To listen to the Web cast of the conference call, visit the Marathon Web site at www.marathon.com. Replays of the Web cast will be available through May 8, 2003. Quarterly financial and operational information is also provided on our Web site at http://www.marathon.com/Investor_Center/Investor_Relations/ in the Quarterly Investor Packet.


Media Contacts:            Paul Weeditz              713-296-3910
                           Susan Richardson          713-296-3915
Investor Relations:        Ken Matheny               713-296-4114
                           Howard Thill              713-296-4140



                            MARATHON OIL CORPORATION
             CONDENSED CONSOLIDATED STATEMENT OF INCOME (Unaudited)
             ------------------------------------------------------


                                                                              First Quarter Ended
                                                                                     March 31
(Dollars in millions, except per share amounts)                               2003          2002
--------------------------------------------------------------------------------------------------
REVENUES AND OTHER INCOME:
  Sales and other operating revenues (including
     consumer excise taxes)..............................................    $10,103       $6,419
  Income from equity method investments..................................         48           24
  Net gains on disposal of assets........................................          2            8
  Gain on ownership change in Marathon
     Ashland Petroleum LLC...............................................          4            2
  Other income...........................................................         13           11
                                                                              ------       ------
     Total revenues and other income.....................................     10,170        6,464
                                                                              ------       ------
COSTS AND EXPENSES:
  Cost of revenues (excludes items shown below)..........................      7,929        4,761
  Consumer excise taxes..................................................      1,017          996
  Depreciation, depletion and amortization...............................        309          302
  Selling, general and administrative expenses...........................        207          187
  Other taxes............................................................         81           64
  Exploration expenses...................................................         54           57
  Inventory market valuation credit......................................          -          (71)
                                                                              ------       ------
     Total costs and expenses............................................      9,597        6,296
                                                                              ------       ------
INCOME FROM OPERATIONS...................................................        573          168
Net interest and other financial costs...................................         65           64
Minority interest in income of Marathon Ashland
 Petroleum LLC...........................................................         30           11
                                                                              ------       ------
INCOME BEFORE INCOME TAXES...............................................        478           93
Provision for income taxes...............................................        175           39
                                                                              ------       ------
INCOME BEFORE CUMULATIVE EFFECT OF CHANGES
 IN ACCOUNTING PRINCIPLES................................................        303           54
Cumulative effect of changes in accounting principles....................          4           13
                                                                              ------       ------
NET INCOME...............................................................       $307          $67
                                                                              ======       ======


          The following notes are an integral part of this Consolidated
                              Statement of Income.


                            MARATHON OIL CORPORATION
       CONDENSED CONSOLIDATED STATEMENT OF INCOME (Continued) (Unaudited)
       ------------------------------------------------------------------


                                                                             First Quarter Ended
                                                                                    March 31
(Dollars in millions, except per share amounts)                              2003          2002
-------------------------------------------------------------------------------------------------
Income before cumulative effect of changes
     in accounting principles.........................................         $303          $54
     - Per share - basic and diluted..................................         $.98         $.17

Net income...........................................................          $307          $67
     - Per share - basic and diluted..................................         $.99         $.22

Dividends paid per share.............................................          $.23         $.23

Weighted average shares, in thousands
     - Basic..........................................................      309,915      309,568
     - Diluted........................................................      309,961      309,836



          The following notes are an integral part of this Consolidated
                              Statement of Income.

                            MARATHON OIL CORPORATION
                      SELECTED NOTES TO FINANCIAL STATEMENT
                      -------------------------------------


1. Marathon Oil Corporation (Marathon) is engaged in worldwide exploration and production of crude oil and natural gas; domestic refining, marketing and transportation of crude oil and petroleum products primarily through its 62 percent owned subsidiary, Marathon Ashland Petroleum LLC; and other energy related businesses.


2. Marathon has established an inventory market valuation (IMV) reserve to reduce the cost basis of its inventories to current market value. Quarterly adjustments to the IMV reserve result in noncash charges or credits to income from operations. Decreases in market prices below the cost basis result in charges to income from operations. Once a reserve has been established, subsequent inventory turnover and increases in prices (up to the cost basis) result in credits to income from operations. First quarter 2002 results of operations include credits to income from operations of $71 million.



                            MARATHON OIL CORPORATION
                 PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)
                ------------------------------------------------


                                                                            First Quarter
                                                                           Ended March 31
(Dollars in millions)                                                    2003           2002
---------------------------------------------------------------------------------------------
INCOME (LOSS) FROM OPERATIONS
     Exploration & Production(a)
       United States.............................................        $355            $89
       International.............................................         180             78
                                                                      -------        -------
         Income For E&P Reportable Segment.......................         535            167
     Refining, Marketing & Transportation(b).....................          67            (51)
     Other Energy Related Businesses(a)..........................          11             23
                                                                      -------        -------
         Income For Reportable Segments..........................        $613           $139

Items Not Allocated To Segments:
     Administrative Expenses.....................................        $(44)          $(44)
     Inventory Market Valuation Credit...........................           -             71
     Gain on Ownership Change - MAP..............................           4              2
                                                                      -------        -------
         Income From Operations..................................        $573           $168

CAPITAL EXPENDITURES
     Exploration & Production(a).................................        $234           $217
     Refining, Marketing & Transportation........................         131             69
     Other Energy Related Businesses(a)..........................           8              1
     Corporate...................................................           1              5
                                                                      -------        -------
         Total...................................................        $374           $292

EXPLORATION EXPENSE
     United States...............................................         $38            $49
     International...............................................          16              8
                                                                      -------        -------
         Total...................................................         $54            $57

OPERATING STATISTICS
Net Liquid Hydrocarbon Production(mbpd)(c)
     United States...............................................       108.9          122.1
     U.S. Equity Investee (MKM)..................................         8.8            8.9
                                                                      -------        -------
       Total United States.......................................       117.7          131.0

     Europe......................................................        49.2           45.4
     Other International.........................................         5.9            4.1
     West Africa.................................................        18.2           25.4
     International Equity Investee (CLAM)........................           -             .1
                                                                      -------        -------
       Total International.......................................        73.3           75.0
                                                                      -------        -------
       Worldwide.................................................       191.0          206.0

Net Natural Gas Production(mmcfd)(c)(d)
     United States...............................................       778.0          786.7

     Europe......................................................       359.6          335.8
     Other International.........................................        98.7          105.5
     West Africa.................................................        72.6           49.1
     International Equity Investee (CLAM)........................        27.9           31.5
                                                                      -------        -------
       Total International.......................................       558.8          521.9
                                                                      -------        -------
       Worldwide.................................................     1,336.8        1,308.6

Total production (mboepd)........................................       413.8          424.1


                            MARATHON OIL CORPORATION
                 PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)
                ------------------------------------------------


                                                                                       First Quarter
                                                                                      Ended March 31
                                                                                    2003         2002
------------------------------------------------------------------------------------------------------
OPERATING STATISTICS
Average Sales Prices (excluding derivative gains and losses)
     Liquids Hydrocarbons
       United States........................................................      $30.14       $17.98
       U.S. Equity Investee (MKM)...........................................       31.95        19.96
         Total United States................................................       30.28        18.12

       Europe...............................................................       31.19        20.45
       Other International..................................................       31.46        19.15
       West Africa..........................................................       28.83        20.84
         Total International................................................       30.63        20.48

         Worldwide..........................................................      $30.41       $18.98

     Natural Gas
       United States........................................................       $5.38        $2.35

       Europe...............................................................        3.33         2.93
       Other International..................................................        6.15         2.64
       West Africa..........................................................         .25          .24
       International Equity Investee (CLAM).................................        3.86         3.04
         Total International................................................        3.45         2.62

         Worldwide..........................................................       $4.57        $2.46

Average Sales Prices (including derivative gains and losses)
     Liquids Hydrocarbons
       United States........................................................      $29.09       $16.50
       U.S. Equity Investee (MKM)...........................................       31.95        19.96
         Total United States................................................       29.31        16.73

       Europe...............................................................       30.31        20.45
       Other International..................................................       31.46        19.15
       West Africa..........................................................       28.83        20.84
         Total International................................................       30.04        20.48

         Worldwide..........................................................      $29.59       $18.10

     Natural Gas
       United States........................................................       $4.86        $2.46

       Europe ..............................................................        3.26         3.48
       Other International..................................................        6.15         2.64
       West Africa..........................................................         .25          .24
       International Equity Investee (CLAM).................................        3.86         3.04
         Total International................................................        3.41         2.98

         Worldwide..........................................................       $4.24        $2.66




                            MARATHON OIL CORPORATION
                 PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)
                ------------------------------------------------


                                                                                 First Quarter
                                                                                Ended March 31
                                                                              2003             2002
-----------------------------------------------------------------------------------------------------
MAP:
Refinery Runs(mbpd)
   Crude Oil Refined..............................................           853.1            891.0
   Other Charge and Blend Stocks..................................            96.4            160.3
                                                                           -------          -------
         Total....................................................           949.5          1,051.3

Refined Product Yields(mbpd)
   Gasoline.......................................................           483.4            590.7
   Distillates....................................................           257.5            278.1
   Propane........................................................            19.1             20.5
   Feedstocks and Special Products................................           105.6             83.1
   Heavy Fuel Oil.................................................            18.0             19.6
   Asphalt........................................................            65.7             65.4
                                                                           -------          -------
         Total....................................................           949.3          1,057.4

Refined Product Sales Volumes(mbpd)...............................         1,280.2          1,227.8
Matching buy/sell volumes included in refined
   product sales volumes(mbpd)....................................            78.3             54.1

Refining and Wholesale Marketing Margin(e)(f).....................         $0.0408          $0.0162

Number of SSA retail outlets......................................           2,005            2,097
SSA Gasoline and Distillate Sales(g)..............................             829              852
SSA Gasoline and Distillate Gross Margin(e).......................         $0.1166          $0.0827
SSA Merchandise Sales(h)..........................................            $522             $540
SSA Merchandise Gross Margin......................................            $133             $130
--------------

     (a) In the fourth quarter 2002, Marathon changed its internal reporting to include costs of certain emerging integrated gas projects in Other Energy Related Businesses. Previously in 2002, these costs were reported in Exploration and Production. Segment income and capital expenditures for previous quarters in 2002 have been revised to reflect this change.
     (b) Includes MAP at 100%. RM&T segment income includes Ashland's 38% interest in MAP of $31 million and $(17) million in the first quarter 2003 and 2002, respectively.
     (c) Amounts reflect production after royalties, excluding the U.K., Ireland and the Netherlands where amounts are before royalties.
     (d) Includes gas acquired for injection and subsequent resale of 29.7 and
         3.8 mmcfd in the first quarter 2003 and 2002, respectively.
     (e) Per gallon
     (f) Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation.
     (g) Millions of gallons
     (h) Effective January 1, 2003, SSA adopted EITF 02-16 "Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor", which requires rebates from vendors to be recorded as reductions to cost of revenues. Rebates from vendors recorded in SSA merchandise sales for periods prior to January 1, 2003 were $44 million for the first quarter ended March 31, 2002 and have not been restated.